Exhibit 99.1

MRI INTERVENTIONS ANNOUNCES

SECOND QUARTER 2014 FINANCIAL RESULTS

●	Reports record total product revenues for the quarter

●	Reports record disposable product revenues for the quarter

●	Reports eighth consecutive quarter of sequential growth in disposable product sales

MEMPHIS, Tenn., August 7, 2014 – MRI Interventions, Inc. (OTCQB: MRIC), a commercial stage medical device company focused on creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain and heart, announced today its financial results for the quarter ended June 30, 2014.

Management Comments

“The second quarter 2014 was very successful for MRI Interventions, as we achieved both record total product revenues and record disposable product revenues,” said Kimble Jenkins, CEO of MRI Interventions. “We are pleased to report that total product revenues increased to $1.2 million in the second quarter 2014, up from $497,000 in the second quarter 2013, representing 132% growth. In addition, revenues from disposable product sales grew 90%, with revenues of $766,000 in the second quarter 2014 compared to $404,000 in the second quarter 2013. This marks the eighth consecutive quarter we have attained higher disposable product revenues.”

Jenkins continued, “Clinician awareness of our ClearPoint technology has continued to build. During the quarter, use of our ClearPoint system was highlighted in physician presentations at two major neurosurgeon conferences, the American Association of Neurological Surgeons Annual Meeting in San Francisco, and the American Society for Stereotactic and Functional Neurosurgery Biennial Meeting in Washington, D.C. Likewise, the ClearPoint system footprint has continued to expand, as we recently added three prominent new sites, Duke University Health System, Robert Wood Johnson University Hospital and the University of Michigan. These additions increase our site number to 37.”

“As our ClearPoint neuro business continues to gain traction, the emerging field of MRI-guided therapies also continues to gain momentum,” said Jenkins. “Medtronic’s recent acquisition of Visualase, a company that markets MRI-guided laser ablation technology, is a powerful endorsement of our field, and we believe the integration of the Visualase technology into Medtronic’s neuroscience offerings will further accelerate growth. Since our ClearPoint system is complementary to the Visualase technology, we believe the Medtronic acquisition is a very positive development for our ClearPoint business. Of note, we also believe the transaction price is a positive indicator of the value in our company.”

“Lastly, development efforts for our ClearTrace system, in coordination with Siemens Healthcare, have been progressing as planned, and we remain on track for an initial European product release of our ClearTrace system in the fourth quarter of next year,” said Jenkins.

Financial Review

Quarter Ended June 30, 2014

Product revenues totaled $1.2 million for the quarter ended June 30, 2014, compared to $497,000 for the quarter ended June 30, 2013, an increase of 132%. Disposable product revenues were $766,000 for the quarter ended June 30, 2014, compared with $404,000 for the same period in 2013, representing growth of 90%. ClearPoint capital product sales were $389,000 in the quarter ended June 30, 2014, compared to $93,000 in the same period in 2013. Due to the nature of capital product sales, ClearPoint capital product revenues may vary significantly from quarter to quarter. Other service revenues related to installation services and ClearPoint service agreements were $29,000 for the three months ended June 30, 2014, while no such revenues were recorded during the same period in 2013.

Development service revenues related to contract product development were $5,000 in the quarter ended June 30, 2014, compared to $65,000 for the same period in 2013. The decrease reflects the completion of a development project the Company has been performing on a contract basis. The Company does not expect development service revenues to be an ongoing source of revenues.

Research and development costs were $898,000 for the quarter ended June 30, 2014, compared to $742,000 for the same period in 2013.

Selling, general and administrative expenses were $1.9 million for the quarter ended June 30, 2014, compared to $1.7 million for the same period in 2013.

Net other income was $902,000 for the quarter ended June 30, 2014, compared to $948,000 for the same period in 2013.

Net interest expense for the quarter ended June 30, 2014 was $279,000, compared with $122,000 for the same period in 2013.

For the quarter ended June 30, 2014, the Company recorded a net loss of $1.6 million, which resulted in a net loss per share of $0.03, compared to a net loss of $1.4 million for the same period in 2013, which resulted in a net loss per share of $0.02.

Six Months Ended June 30, 2014

Product revenues totaled $1.9 million for the six months ended June 30, 2014, compared to $958,000 for the six months ended June 30, 2013, an increase of 95%. Disposable product revenues were $1.3 million for the six months ended June 30, 2014, compared with $752,000 for the same period in 2013, representing growth of 77%. ClearPoint capital product sales were $481,000 in the six months ended June 30, 2014, compared to $206,000 in the same period in 2013. Product revenues for the six months ended June 30, 2014 also included $56,000 in ClearTrace system components sold to a site for research use. Other service revenues related to installation services and ClearPoint service agreements were $40,000 for the six months ended June 30, 2014, while no such revenues were recorded during the same period in 2013.

Development service revenues related to contract product development were $104,000 in the six months ended June 30, 2014, compared to $219,000 for the same period in 2013.

The Company recorded license revenues of $650,000 during the six months ended June 30, 2013, while no such revenues were recorded during the same period in 2014. The decline was attributable solely to the expiration of the revenue recognition period for license fees the Company received in 2008 from Boston Scientific that were deferred and recognized over time. All revenues related to the license fees the Company received in 2008 were recognized as of March 31, 2013.

Research and development costs were $1.7 million for the six months ended June 30, 2014, compared to $1.5 million for the same period in 2013.

Selling, general and administrative expenses were $3.7 million for the six months ended June 30, 2014, compared to $3.3 million for the same period in 2013.

During the six months ended June 30, 2014, the Company recorded a gain of $4.3 million related to the sale of certain intellectual property to Boston Scientific. The purchase price was satisfied through the cancellation of notes payable previously issued to Boston Scientific in the aggregate principal amount of $4.3 million. The Company recorded a gain equal to the purchase price, as the assets sold had not been previously recorded on the Company’s balance sheet.

Net other income was $1.5 million for the six months ended June 30, 2014, compared to $1.6 million for the same period in 2013.

Net interest expense for the six months ended June 30, 2014 was $428,000, compared with $221,000 for the same period in 2013.

For the six months ended June 30, 2014, the Company recorded net income of $1.0 million, which resulted in earnings per share of $0.02, compared to a net loss of $2.2 million for the same period in 2013, which resulted in a net loss per share of $0.04.

The Company had a cash balance of $4.1 million at June 30, 2014.

Financial Tables

Summarized financial information for the three and six month periods ended June 30, 2014 and 2013 is presented below. Further information concerning the Company’s financial condition and results of operations for the three and six month periods ended June 30, 2014 and 2013 will be included in the Company’s Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission.

MRI INTERVENTIONS, INC.

Condensed Statements of Operations

(unaudited)

	Quarters Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenues:
Product and other service revenues	$1,183,920	$497,373	$1,907,589	$957,626
Development service revenues	4,984	65,116	103,846	219,062
Related party license revenues	-	-	-	650,000
Total revenues	1,188,904	562,489	2,011,435	1,826,688
Cost of product revenues	576,935	295,777	927,620	522,108
Research and development costs	898,423	741,817	1,716,044	1,513,270
Selling, general, and administrative expenses	1,929,134	1,703,191	3,729,933	3,336,638
Gain on sale of intellectual property	-	-	(4,338,601)	-
Operating loss	(2,215,588)	(2,178,296)	(23,561)	(3,545,328)
Other income (expense):
Other income, net	901,539	948,326	1,488,715	1,590,180
Interest expense, net	(279,051)	(121,962)	(427,852)	(220,532)
Net income (loss)	$(1,593,100)	$(1,351,932)	$1,037,302	$(2,175,680)
Net income (loss) per share:
Basic	$(0.03)	$(0.02)	$0.02	$(0.04)
Diluted	$(0.03)	$(0.02)	$0.02	$(0.04)
Weighted average shares outstanding:
Basic	58,919,945	57,384,247	58,817,350	56,129,908
Diluted	58,919,945	57,384,247	60,602,643	56,129,908

The SmartFrame targeting device is an MRI-compatible trajectory frame that serves as the centerpiece of the ClearPoint system’s disposable components. Depending on the type of neurological procedure being performed, a ClearPoint procedure will utilize either one or two SmartFrame kits. The Company sold 159 SmartFrame kits during the quarter ended June 30, 2014.

MRI INTERVENTIONS, INC.

Condensed Balance Sheets

(unaudited)

	June 30,	December 31,
	2014	2013
ASSETS
Current Assets:
Cash and cash equivalents	$4,076,079	$3,516,244
Accounts receivable	599,052	770,352
Inventory	1,944,183	1,477,161
Other current assets	50,245	174,870
Total current assets	6,669,559	5,938,627
Property and equipment, net	604,251	903,160
Other assets	1,202,808	1,031,283
Total assets	$8,476,618	$7,873,070
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$2,332,178	$1,897,303
Derivative liabilities	2,388,522	3,747,858
Deferred revenue	34,040	106,859
Notes payable	-	4,338,601
Total current liabilities	4,754,740	10,090,621

Other accrued liabilities	703,928	531,830
Notes payable, net of unamortized discounts	7,526,707	4,084,588
Total liabilities	12,985,375	14,707,039
Stockholders' deficit	(4,508,757)	(6,833,969)
Total liabilities and stockholders' deficit	$8,476,618	$7,873,070

Conference Call

There will be a conference call today at 4:30 p.m. Eastern Time. To listen to the conference call, please dial 877-407-9034 from the United States or Canada or 201-493-6737 from other international locations. A playback of the call will be available through August 14, 2014, and may be accessed by dialing 877-660-6853 from the United States or Canada, or 201-612-7415 from other international locations, and referencing Conference ID 413671. Additionally, you may access the live or archived webcast of the conference call on the Company's website at http://ir.stockpr.com/mriinterventions/ir-calendar.

About MRI Interventions, Inc.

Building on the imaging power of MRI, MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain and heart. The company’s ClearPoint® system, which has received 510(k) clearance and is CE marked, utilizes a hospital’s existing diagnostic or intraoperative MRI suite to enable a range of minimally invasive procedures in the brain. In partnership with Siemens Healthcare, MRI Interventions is developing the ClearTrace® system to enable MRI-guided catheter ablations to treat cardiac arrhythmias, including atrial fibrillation. For more information, please visit www.mriinterventions.com.

Forward-Looking Statements

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements often can be identified by words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” or the negative of these words or other words of similar meaning. Forward-looking statements by their nature address matters that, to different degrees, are uncertain and involve risk. Uncertainties and risks may cause MRI Interventions’ actual results and the timing of events to differ materially from those expressed in or implied by MRI Interventions’ forward-looking statements. Particular uncertainties and risks include, among others: demand and market acceptance of our products; our ability to successfully expand, and achieve full productivity from, our sales, clinical support and marketing capabilities; the sufficiency of our cash resources to maintain planned commercialization efforts and research and development programs; our ability to successfully complete the development of, and to obtain regulatory clearance or approval for, our ClearTrace system; our dependence on collaboration partners; and the ultimate impact Medtronic’s acquisition of Visualase will have on our business and the field of MRI-guided therapies. Additional detailed information on certain factors that could affect MRI Interventions’ actual results are described in our filings with the Securities and Exchange Commission, including, without limitation, the quarterly report on Form 10-Q filed on May 13, 2014. Except as required by law, MRI Interventions undertakes no obligation to publicly update or revise any forward-looking statements contained in this press release to reflect any change in MRI Interventions’ expectations or any change in events, conditions or circumstances on which any such statements are based.

Contact Information:

MRI Interventions, Inc.

David Carlson, CFO

901-522-9300